NEWS RELEASE
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9589	Monday, February 27, 2023

HYSTER-YALE MATERIALS HANDLING
ANNOUNCES FOURTH QUARTER AND FULL YEAR 2022 RESULTS

Q4 2022 Highlights:
•Record consolidated revenues of $985.2 million increased 18.7% over the prior year quarter due to higher pricing and favorable sales mix across all lift truck segments
•Consolidated operating profit of $19.8 million and consolidated net income of $7.6 million versus losses in Q3 2022 and Q4 2021 due to higher unit margins
•Lift Truck operating profit significantly ahead of Company expectations despite component shortages and unfavorable currency effects
•Average sales price per unit in backlog increased 33.6% over Q4 2021 and 6.8% versus Q3 2022 as long-standing, lower-priced backlog orders were fulfilled
•Bolzoni returned to profitability despite a $2.4 million loss on sale of a subsidiary in Q4 2022
Full- Year 2023 Outlook:
•Substantial consolidated net income expected for 2023 full year as a result of significantly improved profitability at the Lift Truck and Bolzoni businesses versus 2022

Cleveland, Ohio, February 27, 2023 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced the following consolidated results for the three months and year ended December 31, 2022:

	Three Months Ended			Year Ended
($ in millions except per share amounts)	12/31/22	12/31/21	Change Fav (Unfav)	12/31/22	12/31/21	Change Fav (Unfav)
Revenues	$985.2	$829.7	$155.5	$3,548.3	$3,075.7	$472.6
Operating Profit (Loss)	$19.8	$(107.0)	$126.8	$(39.1)	$(152.3)	$113.2
Net Income (Loss)	$7.6	$(103.3)	$110.9	$(74.1)	$(173.0)	$98.9
Diluted Earnings (Loss) /share	$0.44	$(6.14)	$6.58	$(4.38)	$(10.29)	$5.91
The fourth-quarter 2022 operating profit includes a $2.4 million loss on sale of a Bolzoni subsidiary. The fourth-quarter 2021 operating loss included a non-cash goodwill impairment charge of $55.6 million in the JAPIC segment, including $11.7 million for the non-controlling interest share, resulting in a $43.9 million net impact on the 2021 net loss. The fourth-quarter 2021 net loss also included a $19.4 million charge for valuation allowances on certain deferred tax assets.

Lift Truck Business Results
Revenues and shipments by geographic segment were as follows:

($ in millions)	Q4 2022	Q4 2021	Change Fav (Unfav)
Revenues	$938.0	$783.5	$154.5
Americas(1)	$679.8	$551.5	$128.3
EMEA(1)	$190.3	$179.7	$10.6
JAPIC(1)	$67.9	$52.3	$15.6
(1) The Americas segment includes the North America, Latin America and Brazil markets, EMEA includes operations in the Europe, Middle East and Africa markets, and JAPIC includes operations in the Asia and Pacific markets, including China.

(Rounded to nearest hundred)	Q4 2022	Q4 2021	Change Fav (Unfav)
Unit Shipments	27,100	26,700	400
Americas	16,000	15,400	600
EMEA	7,800	7,900	(100)
JAPIC	3,300	3,400	(100)

Fourth-quarter 2022 lift truck revenues increased by 19.7% versus the prior year quarter while unit shipments increased more modestly, specifically in the Americas. Revenue growth outpaced shipment growth as previously enacted price increases, put in place to combat inflation, were realized and revenues for fleet services increased. In all geographic regions, revenues increased as a result of favorable sales mix toward higher-priced units, primarily Class 5 trucks, including Big Trucks, and increased parts volumes. Fourth-quarter 2022 revenue growth was partially offset by $32.9 million of unfavorable currency movements, principally in EMEA, due to a strengthening U.S. dollar.

Unit shipments increased nearly 11% over 2022 third-quarter shipments of 24,500 units and improved modestly versus the prior year fourth quarter. Both increases were mainly due to moderating component shortages and fewer overall supply chain constraints. Although supply challenges in the Americas moderated, wider-spread constraints in EMEA and continued difficulties sourcing certain critical components globally negatively affected fourth-quarter 2022 production rates and prevented further shipments.

2022 full-year lift truck shipments were approximately 100,800 units. This compares with approximately 94,900 units in 2021. Despite significant supply chain challenges throughout 2022, the Company increased production by about 6,000 units year-over-year, achieving the second highest annual shipment level in its history.

Gross profit and operating profit (loss) by geographic segment were as follows:

($ in millions)	Q4 2022	Q4 2021	Change Fav (Unfav)
Gross Profit	$129.2	$54.4	$74.8
Americas	$110.1	$31.6	$78.5
EMEA	$11.0	$18.3	$(7.3)
JAPIC	$8.1	$4.5	$3.6
Operating Profit (Loss)	$27.2	$(93.2)	$120.4
Americas	$38.4	$(31.0)	$69.4
EMEA	$(11.2)	$(2.6)	$(8.6)
JAPIC	$—	$(59.6)	$59.6

The Lift Truck business returned to profitability in the fourth-quarter 2022, reporting higher-than-anticipated gross and operating profits. The improvements were led by pricing benefits of about $115 million as well as higher unit and parts volumes and fleet revenues. Price increases were put in place to mitigate the effect of significant cost inflation over the past two years. Gross profit and operating profit improved despite a nearly $30 million increase in material and freight costs and a $16.2 million increase in manufacturing costs related to inefficiencies caused by component shortages. Higher labor-related costs and approximately $10 million of unfavorable currency effects also partly offset the operating profit improvement. The Company continues to make steady progress reducing the lower-margin units in its still extended backlog as supply chain constraints dissipate and component availability improves. These margin-dilutive units create a temporary profit drag as they do not include price increases implemented since their booking date.

Geographically, the Americas reported record revenues and a $69.4 million improvement in operating profit over the 2021 fourth quarter. This growth was primarily due to higher lift truck pricing which more than offset the combination of material cost inflation and manufacturing inefficiencies related to component shortages, as well as higher labor-related costs.

EMEA operating results declined from the prior year as inflation and supply chain constraints caused by the Russia/Ukraine conflict continue to hinder the Company's efforts to increase production levels and recover margins. In this context, it is taking longer than planned for EMEA to work through its low-margin backlog and achieve margin improvement, despite higher prices offsetting material inflation and manufacturing costs. Unfavorable currency movements of $5.1 million and higher employee-related costs also contributed to the significant decline in fourth-quarter 2022 results.

Operating results in JAPIC, excluding the prior year non-cash goodwill impairment charge of $55.6 million, improved as a result of higher pricing and favorable sales mix that more than offset increased costs.

Bolzoni Results

($ in millions)	Q4 2022	Q4 2021	Change Fav (Unfav)
Revenues	$92.0	$93.5	$(1.5)
Gross Profit	$19.3	$14.1	$5.2
Operating Profit (Loss)	$2.0	$(2.2)	$4.2

Bolzoni returned to profitability in the fourth-quarter 2022 versus an operating loss in the prior year and third-quarter 2022. Price increase benefits and lower material and manufacturing costs, specifically in Bolzoni's Americas operations, more than offset the effect of lower sales volumes from reduced customer demand, particularly for components used by the Lift Truck Business, a $2.4 million loss on the sale of a subsidiary and $2.2 million of unfavorable currency movements.

Nuvera Results

($ in millions)	Q4 2022	Q4 2021	Change Fav (Unfav)
Revenues	$1.3	$0.2	$1.1
Gross Profit (Loss)	$(1.7)	$(4.4)	$2.7
Operating Loss	$(9.3)	$(11.0)	$1.7

Nuvera's fourth-quarter 2022 revenues increased primarily as a result of after-market component and engine sales to the Lift Truck Business, as well as increased sales to third parties.

Nuvera's fourth-quarter 2022 operating loss was lower than the 2021 fourth quarter primarily due to the prior year's $1.3 million charge to reduce inventory to its estimated net realizable value.

Balance Sheet and Liquidity
For the full-year 2022, the Company generated consolidated cash flow before financing activities of $5.2 million versus a use of cash of $278.0 million in 2021. The improvement was mainly due to a $294 million change in cash provided by operating activities.

As of December 31, 2022, the Company's cash on hand was $59.0 million and debt was $552.9 million compared with cash on hand of $68.6 million and debt of $545.0 million at September 30, 2022. While net debt increased modestly from third-quarter 2022, it remains below the historical peak level reached in June 2022. Despite the higher net debt, the Company's return to profitability in the fourth quarter of 2022 helped reduce the debt to total capital ratio by 900 basis points versus the third quarter of 2022.

The Company had unused borrowing capacity of approximately $183 million under its revolving credit facilities as of December 31, 2022, compared with $191 million on September 30, 2022.

Market Commentary
The global economic outlook remains constrained and economic activity appears to be decelerating in many parts of the world. This global downturn is due to several factors, including tight monetary policies in various countries designed to contain inflation, as well as uncertainties around China's economic reopening and the ongoing Russia/Ukraine conflict. The conflict has already negatively impacted economic activity, particularly in Europe, for a sustained period. The latest publicly available global lift truck market data shows a definitive decrease in third-quarter 2022 market activity compared with peak third-quarter levels seen in 2021 as all major geographic regions experienced double digit percentage market declines. Internal company estimates suggest that the global lift truck market will have declined in the fourth-quarter 2022 across all geographic regions compared with the prior year quarter. However, a modest volume increase versus third-quarter 2022 is predicted, primarily due to an anticipated improvement in EMEA.

Looking ahead, the global lift truck market is expected to decline for the full-year 2023 compared with 2022 in all regions except JAPIC, which is anticipated to increase modestly year-over-year. However, 2023's global market unit volumes are expected to remain relatively strong and above pre-pandemic levels in all regions except EMEA.

Several years of extraordinary lift truck market growth stretched supplier capacity to, and in some cases beyond, its limits. A moderate market slowdown could allow the lift truck component supply base to meet their supply requirements more effectively and allow the Company to work down its extended backlog.

Operational Perspectives - Lift Truck Business
Lift truck unit bookings and backlog were as follows:

($ in millions, except Avg. sales price)	Q4 2022	Q4 2021	Q4 '22 vs '21 Fav (Unfav)	Q3 2022	Q4 vs Q3 Fav (Unfav)
Unit Bookings	21,000	33,200	(12,200)	20,700	300
Unit Bookings $ Value	$690	$870	$(180)	$680	$10
Average Sales Price/Unit booked	$32,857	$26,205	$6,652	$32,850	$7
Unit Backlog**	102,100	105,300	(3,200)	108,200	(6,100)
Unit Backlog $ Value**	$3,730	$2,880	$850	$3,700	$30
Average Sales Price/Unit of backlog	$36,533	$27,350	$9,183	$34,196	$2,337
**December 31, 2022 and September 30, 2022 Unit Backlogs were reduced by 2,600 units and Unit Backlog $ Values have been reduced by $43 million and $40 million, respectively, due to suspended orders from Russian dealers for which the Company currently has no defined fulfillment plans.

As a result of several factors, including the large but declining market, a focus on booking orders with solid margins and the Company's extended lead times, fourth-quarter 2022 lift truck bookings decreased significantly from robust prior-year levels. However, fourth-quarter 2022 bookings increased modestly from third-quarter 2022 largely due to a seasonal rebound in EMEA and better-than-expected fourth-quarter market conditions in the Americas. Looking forward to 2023, bookings' levels are expected to decrease year-over-year due to the moderating market outlook and the Company’s continued focus on higher-margin units while also balancing the need to maintain a full production pipeline across its facilities. These anticipated bookings' decreases, combined with planned production increases, should help the Company reduce its backlog, which has begun trending down, to more competitive levels over the course of 2023.

Full-year 2023 production and shipment volumes are expected to increase versus 2022 helping to alleviate the substantial backlog level and reduce lead times as anticipated continued supply chain improvements are achieved. Despite these expected improvements, lengthy lead times are expected to remain. However, they should help mitigate the impact of a recessionary economic environment on the business.

Order selectivity has resulted in higher average prices and margins for both unit bookings and backlog. As the Company works through its backlog in 2023, lower-margin units are expected to ship during the 2023 first quarter and the majority of 2023 shipments are anticipated to be produced from the currently existing higher-margin backlog. As a result, average unit margins are expected to continue to improve, including into 2024 when new bookings with anticipated higher margins are expected to be produced.

The Company continues to experience material and labor cost increases, but the rate of increase has slowed. Forward economic indicators suggest inflationary pressures have begun to abate and cost inflation is expected to gradually moderate throughout 2023, absent any unanticipated effects from geopolitical events and public health crises. Due to the substantial inflationary pressure over the past two years, the Lift Truck business implemented several price increases. In 2023, the Company expects a positive price-to-current cost ratio, in part to address ongoing cost increases in certain areas. The Company will continue to monitor material and labor costs closely, as well as the impact of tariffs, and adjust pricing accordingly. As a result of abating cost increases and the current significant backlog level with its expected built-in margin increases over time, the Company believes unit margins should increase significantly in 2023 in aggregate versus 2022 and will lead to significant improvements in operating profit in 2023. Lift Truck operating profit in each of the 2023 quarters is expected to exceed 2022 fourth quarter results, with improvements following normal business seasonality patterns.

The above factors, as well as the benefits from the Company's ongoing strategic initiatives as they mature, are expected to lead to a significant increase in revenues and a substantial operating profit in 2023 at the Lift Truck business. These assumptions, however, are highly sensitive to the effect of various market forces, particularly those that impact global supply chains.

Strategic Perspectives - Lift Truck
From a broader perspective, the Lift Truck Business has three core strategies that are expected to transform the Company’s competitiveness, market position and economic performance over time:
•To provide the lowest cost of ownership while enhancing customer productivity. This is expected to be achieved by further expanding a wide variety of vehicle innovations including: new modular and scalable product families, truck electrification projects and technology advancements in product automation, power options, telemetry and operator assist systems;
•Be the leader in the delivery of industry- and customer-focused solutions, by transforming the Company's sales approach to meet a wide variety of customer needs across a broad set of end markets; and
•Be the leader in independent distribution, by focusing on effectively coordinating dealer and major accounts coverage, dealer excellence and ensuring outstanding dealer ownership globally.
The Company continues to make progress on its high priority projects. Notably, in fourth-quarter 2022, the Company announced that its first hydrogen fuel cell-powered container handler, powered by Nuvera® fuel cell engines, began its testing pilot at the Port of Los Angeles (CA). After successfully performing in lighter applications, the truck has advanced to more difficult applications. Additionally, the Lift Truck business launched its first modular, scalable lift trucks in 2022, first to the EMEA market in May followed by the Americas market late in the year. Given the current extended backlog, the production ramp-up for this new product line is occurring gradually. Early customer reports indicate that this new 2- to 3-ton standard internal combustion engine lift truck is being well-received in both markets. The Company expects to launch this product in the JAPIC market in mid-2023.

Operational and Strategic Perspectives - Bolzoni
Over the course of 2023, Bolzoni expects component shortages to continue moderating, while further increasing prices to offset higher input costs. Combined, these are expected to result in increased margins over time and higher 2023 full-year operating profit compared with 2022.

Bolzoni's core strategy is to be the leader in the Attachments business. In this context, Bolzoni continues to concentrate on driving its "One Company - 3 Brands" approach and increasing its Americas business, while focusing on strengthening its ability to serve key attachment industries and customers in all global markets. Bolzoni also intends to increase its sales, marketing and product support capabilities in North America and Europe to support its industry-specific sales strategy.

Operational and Strategic Perspectives - Nuvera
Nuvera's core strategy is to be a leader in the fuel cell business. Nuvera continues to focus on placing 45kW and 60kW fuel cell engines in niche, heavy-duty vehicle applications with expected significant fuel cell adoption potential. Nuvera announced several projects in 2022 with various third parties to test Nuvera® engines in heavy-duty applications, including the Port of Los Angeles, which began testing in late 2022, and in multiple European ports which are expected to begin testing in 2023. Nuvera is also developing a new 125kW fuel cell engine for heavier-duty applications.

In 2023, Nuvera expects continued focus on ramping up customer product demonstrations and customer bookings, which are expected to result in higher sales and moderately higher costs. Combined, this is expected to generate a loss comparable to 2022 but significantly enhance the foundation for future technology adoption and improved financial returns.

Consolidated Outlook
On a consolidated basis, the Company is nearing completion on its efforts to build out the lower-priced, lower-margin backlog units held over from prior periods. As a result, continued margin expansion is expected to lead to substantial operating profit and net income for the 2023 full year. These expectations are based on the Company's ability to effectively manage ongoing component shortages, modestly increase production levels and see a reasonable stabilization of material and freight costs.

The Company’s steps to improve profitability are producing tangible results. Efforts to reduce inventory and generate cash are expected to show substantial progress in the second half of 2023. The Company remains committed to enhancing its cash flows, with ongoing action plans to improve future results including continued discipline over capital expenditures and operating expenses. Capital expenditures are expected to be approximately $65 million for full-year 2023, with spending more heavily weighted toward the second half of the year. This full-year increase over significantly restrained 2022 levels is required to adequately maintain the Company’s facilities and includes a modest return to investing for long-term profitable growth.

Working capital continues to be an area of intense focus for the Company. Inventory levels remain above historical pre-pandemic levels due to prior production delays because of parts and labor shortages. In the first half of 2023, reducing inventory levels will be a key focus area. Efforts to maximize use of on-hand inventory, coupled with material purchases below expected production rates, should help to reduce excess inventory levels around the Company in both the first and second half of 2023. Supply constraints continue to be an issue sporadically around the globe, but the Company expects continued improvements as 2023 progresses. As a result of these actions, the Company expects a significant increase in cash flow before financing activities for the full-year 2023 compared with 2022.

*****

Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Tuesday, February 28, 2023 at 11:00 a.m. Eastern Time. To participate in the live call, please register more than 15 minutes in advance at https://www.netroadshow.com/events/login?

show=3030f873&confId=46399 to obtain the dial-in information and conference call access codes. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast, which can be accessed through Hyster-Yale's website at https://www.hyster-yale.com/investors. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the conference call will be available shortly after the call ends through March 7, 2023. An archive of the webcast will also be available on the Company's website two hours after the live call ends. Further information regarding the Company's strategic initiatives can also be found in the Company's Q4 2022 Investor Deck that will be made available on the Hyster-Yale website.

Annual Report on Form 10-K
Hyster-Yale Materials Handling. Inc.'s Annual Report on Form 10-K has been filed with the Securities and Exchange Commission. This document may be obtained free of charge by directing such requests to Hyster-Yale Materials Handling, Inc., 5875 Landerbrook Drive, Cleveland, Ohio 44124, Attention: Investor Relations, by calling (440) 449-9589, or from Hyster-Yale Materials Handling's website at www.hyster-yale.com.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as supplemental non-GAAP disclosures of operating results. EBITDA does not represent operating profit (loss) or net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for operating profit (loss) or net income (loss). Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.

For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements.” These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) delays in delivery and other supply chain disruptions, or increases in costs as a result of inflation or otherwise, including materials and transportation costs and shortages, the imposition of tariffs, or the renewal of tariff exclusions, on raw materials or sourced products, and labor, or changes in or unavailability of quality suppliers or transporters, including the impacts of the foregoing risks on the Company's liquidity, (2) delays in manufacturing and delivery schedules, (3) customer acceptance of pricing, (4) any preventive or protective actions taken by governmental authorities related to the COVID-19 pandemic, and any unfavorable effects of the COVID-19 pandemic on either the Company's or its suppliers plants' capabilities to produce and ship products, (5) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation the entry into new trade agreements and the imposition of tariffs and/or economic sanctions, as well as armed conflicts, including the Russia/Ukraine conflict, and their regional effects, (6) the ability of Hyster-Yale and its dealers, suppliers and end-users to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, as a result of interest rate volatility and current economic and market conditions, including inflation, (7) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, including any reduction in demand as a result of an economic recession, (8) exchange rate fluctuations, interest rate volatility and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (9) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (10) the successful commercialization of Nuvera's technology, (11) impairment charges, (12) the political and economic uncertainties in the countries where the Company does business, as well as the effects of any withdrawals from such countries, (13) bankruptcy of or loss of major dealers, retail customers or suppliers, (14) customer acceptance of, changes in the costs of, or delays in the development of new products, (15) introduction of new products by, more favorable product pricing offered by or shorter lead times available through competitors, (16) product liability or other litigation, warranty claims or returns of products, (17) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (18) the ability to attract, retain, and replace workforce and administrative employees.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks, attachments and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names. Subsidiaries of Hyster-Yale include Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni®, Auramo® and Meyer® brand names and Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines. Hyster-Yale Group also has an unconsolidated joint venture in Japan (Sumitomo NACCO). For more information about Hyster-Yale and its subsidiaries, visit the Company's website at www.hyster-yale.com.

*****

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2022	2021	2022	2021
	(In millions, except per share data)

Revenues	$985.2	$829.7	$3,548.3	$3,075.7
Cost of sales	838.5	766.2	3,114.4	2,712.3
Gross Profit	146.7	63.5	433.9	363.4
Selling, general and administrative expenses	126.9	114.9	473.0	450.1
Impairment loss	—	55.6	—	65.6
Operating Profit (Loss)	19.8	(107.0)	(39.1)	(152.3)
Other (income) expense
Interest expense	9.5	4.8	28.4	15.5
Income from unconsolidated affiliates	(1.4)	(3.5)	(11.0)	(11.7)
Other, net	(1.4)	(1.3)	5.9	(1.2)
Income (Loss) before Income Taxes	13.1	(107.0)	(62.4)	(154.9)
Income tax expense	5.2	7.8	9.2	28.3
Net (income) loss attributable to noncontrolling interests	0.1	11.5	(1.5)	10.2
Net income attributable to redeemable noncontrolling interests	(0.2)	—	(0.5)	—
Accrued dividend to redeemable noncontrolling interests	(0.2)	—	(0.5)	—
Net Income (Loss) Attributable to Stockholders	$7.6	$(103.3)	$(74.1)	$(173.0)

Basic Earnings (Loss) per Share	$0.45	$(6.14)	$(4.38)	$(10.29)

Diluted Earnings (Loss) per Share	$0.44	$(6.14)	$(4.38)	$(10.29)

Basic Weighted Average Shares Outstanding	16.936	16.825	16.901	16.818
Diluted Weighted Average Shares Outstanding	17.137	16.825	16.901	16.818

EBITDA RECONCILIATION
	Quarter Ended
	3/31/2022	6/30/2022	9/30/2022	12/31/2022	Year Ended 12/31/2022
	(In millions)
Net Income (Loss) Attributable to Stockholders	$(25.0)	$(19.4)	$(37.3)	$7.6	$(74.1)
Noncontrolling interest income and dividends	0.8	0.7	0.7	0.3	2.5
Income tax expense (benefit)	2.9	(3.1)	4.2	5.2	9.2
Interest expense	5.1	6.1	7.7	9.5	28.4
Interest income	(0.2)	(0.2)	(0.4)	(0.3)	(1.1)
Depreciation and amortization expense	11.1	11.0	10.9	10.4	43.4
EBITDA*	$(5.3)	$(4.9)	$(14.2)	$32.7	$8.3

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income (loss), as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income (loss) before income taxes and noncontrolling interest income and dividends plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2022	2021	2022	2021
	(In millions)
Revenues
Americas	$679.8	$551.5	$2,405.4	$1,984.6
EMEA	190.3	179.7	704.2	678.9
JAPIC	67.9	52.3	250.0	233.9
Lift Truck Business	$938.0	$783.5	$3,359.6	$2,897.4
Bolzoni	92.0	93.5	355.7	347.8
Nuvera	1.3	0.2	3.4	0.7
Eliminations	(46.1)	(47.5)	(170.4)	(170.2)
Total	$985.2	$829.7	$3,548.3	$3,075.7

Gross profit (loss)
Americas	$110.1	$31.6	$303.4	$221.8
EMEA	11.0	18.3	45.0	86.9
JAPIC	8.1	4.5	22.6	21.2
Lift Truck Business	$129.2	$54.4	$371.0	$329.9
Bolzoni	19.3	14.1	70.7	61.5
Nuvera	(1.7)	(4.4)	(7.2)	(26.7)
Eliminations	(0.1)	(0.6)	(0.6)	(1.3)
Total	$146.7	$63.5	$433.9	$363.4

Operating profit (loss)
Americas	$38.4	$(31.0)	$46.8	$(19.7)
EMEA	(11.2)	(2.6)	(46.6)	0.3
JAPIC	—	(59.6)	(10.6)	(67.5)
Lift Truck Business	$27.2	$(93.2)	$(10.4)	$(86.9)
Bolzoni	2.0	(2.2)	6.2	(1.8)
Nuvera	(9.3)	(11.0)	(34.3)	(62.3)
Eliminations	(0.1)	(0.6)	(0.6)	(1.3)
Total	$19.8	$(107.0)	$(39.1)	$(152.3)

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW, CAPITAL STRUCTURE AND WORKING CAPITAL
			Twelve Months Ended
			December 31
			2022	2021
			(In millions)
Net cash provided by (used for) operating activities			$40.6	$(253.5)
Net cash used for investing activities			(35.4)	(24.5)
Cash Flow Before Financing Activities			$5.2	$(278.0)

	December 31, 2022	September 30, 2022	June 30, 2022	December 31, 2021
		(In millions)
Debt	$552.9	$545.0	$580.6	$518.5
Cash	59.0	68.6	75.6	65.5
Net Debt	$493.9	$476.4	$505.0	$453.0

	December 31, 2022	September 30, 2022	June 30, 2022	December 31, 2021
		(In millions)
Accounts Receivable	$523.6	$460.1	$531.2	$457.4
Inventory	799.5	779.0	790.2	781.0
Accounts Payable	607.4	552.9	569.5	541.4
Working Capital	$715.7	$686.2	$751.9	$697.0
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